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                                                                   Exhibit 2.1.3

                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT
                            (POST-CLOSING AGREEMENT)


         THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (POST- CLOSING AGREEMENT) is made and entered into this 28th day of April, 1999, between COPLEY INVESTORS LIMITED PARTNERSHIP ("CILP"), CORPORATE OFFICE PROPERTIES, L.P. ("COP LP"), COPT COMMONS LLC ("COPT Commons") and ANCHOR TITLE COMPANY ("Escrow Agent").

                                    RECITALS:

         A. CILP and Corporate Acquisitions, Inc. are parties to that certain Purchase and Sale Agreement dated February 26, 1999 regarding the sale by CILP of its partnership interests in Commons Office Research Partnership (the "Partnership") and in CILP/Commons Office Limited Partnership ("COLP") (as amended, the "Purchase and Sale Agreement").

         B. COP LP and COPT Commons (collectively, "Buyer") are the assignees of the right and interest of Corporate Acquisitions, Inc. in the above-referenced Purchase and Sale Agreement.

         C. On April 28, 1999, CILP as a partner of COLP sold or assigned its interest in COLP to COPT Commons.

         D. On April 28, 1999, CILP sold or assigned its interest in the Partnership, the owner of certain improved real property described in the Purchase and Sale Agreement (the "Property"), to COP LP.

         E. The parties hereto have agreed to perform certain post-closing obligations as more specifically described herein.

         NOW, THEREFORE, in consideration of the premises, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase and Sale Agreement.

         2. COLLECTION OF PERCENTAGE RENT FROM NOODLES, INC. DBA MAMA LUCIA. Pursuant to Section 7.7 of the Purchase and Sale Agreement, it was agreed that
(i) Buyer would use reasonable efforts to collect, on CILP's behalf, rents accrued and unpaid on the Closing Date; and (ii) if, within sixty (60) days of the Closing Date, CILP has not received all accrued and unpaid rents due as of the Closing Date, CILP would be entitled to collect such accrued and unpaid rents directly against the defaulting tenant. As of the Closing Date, Noodles, Inc. dba Mama Lucia ("Mama Lucia"), a tenant of the Property, is in arrears in percentage rent payments in the approximate amount of Seven Thousand Dollars ($7,000.00). CILP hereby agrees that, for a period of four (4) months following


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the Closing Date, it shall not take any action to collect the rents accrued but unpaid by Mama Lucia as of the Closing Date. During said four (4) month period, Buyer shall use reasonable efforts to collect such rents for the benefit of CILP in accordance with Section 7.7 of the Purchase and Sale Agreement.

         3. PAYMENT OF HARDEES' CLAIM. Hardees Food Systems, a former tenant of the Property ("Hardees"), has claimed that, prior to the Closing Date, it paid to the Partnership, as landlord, Hardees' share of real estate taxes on the Property (as such share was defined in Hardees' lease) for the 1998-1999 tax year (the "Hardees' 1998-1999 Tax Share"), notwithstanding the fact that the term of Hardees' lease terminated prior to the expiration of such tax year. Prior to the Closing Date, Hardees has claimed that it is owed a refund for the portion of the Hardees' 1998-1999 Tax Share paid by Hardees which is attributable to the period between the termination of Hardees' lease and the end of the 1998-1999 tax year (the "Claimed Amount"). CILP hereby agrees to promptly pay the Claimed Amount to Hardees and to provide Buyer with reasonable evidence of such payment. CILP agrees that it shall not make any claim against Buyer or the Partnership for the Claimed Amount so paid by CILP to Hardees.

         4. ESCROW.

                  (a) CILP has delivered to Escrow Agent the sum of Twenty-Five Thousand Dollars ($25,000.00) to be held in escrow and disbursed in accordance with the terms of this Paragraph 4. CILP's Tax I.D. Number is 04-333-8796. Escrow Agent shall deposit the Escrow Funds in an interest bearing escrow or trust account for the benefit of CILP, COP LP and COPT Commons. All funds deposited hereunder, together with all interest earned thereon, shall hereinafter be referred to as the "Escrow Funds".

                  (b) For purposes of this Paragraph 4, the following terms shall have the following meanings:

                           (i) "Overpayments" shall mean the total overpayments
in operating expenses, real estate taxes and percentage rent made by tenants of the Property during the 1998 operating year.

                           (ii) "Underpayments" shall mean the total
underpayments in operating expenses, real estate taxes and percentage rent made by tenants of the Property during the 1998 operating year.

                           (iii) "Net Overpayments" shall mean the amount, if
any, by which the Overpayments exceed the Underpayments.

                           (iv) "Estimated Net Overpayments" shall mean the
amount of Net Overpayments estimated by CILP and Buyer as of the Closing Date, and set forth on the closing

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statement, a copy of which is attached hereto as EXHIBIT A.

                           (v) "Uncredited Net Overpayments" shall mean the
amount, if any, by which the Net Overpayments set forth on the Approved Statement (as hereinafter defined) exceed the Estimated Net Overpayments.

                  (c) CILP has deposited the Escrow Funds with Escrow Agent for the purpose of paying to COP LP the Uncredited Net Overpayments. CILP shall prepare or cause to be prepared a statement identifying the amount of the Net Overpayments, if any, together with such supporting documentation as COP LP shall reasonably require (the "Statement"), and shall submit the same to COP LP for its approval within sixty (60) days of the date hereof, which approval shall not be unreasonably withheld, conditioned or delayed. The parties hereto agree that it shall be unreasonable for COP LP to disapprove of the Statement on the grounds that the Net Overpayments are not determined with certainty unless it was reasonably possible for CILP to make such determination with the level of certainty sought by COP LP during the aforesaid sixty (60) day period. CILP shall simultaneously deliver a copy of the Statement to Escrow Agent. In the event that the Statement is not submitted to COP LP within sixty (60) days of the date hereof, all of the Escrow Funds shall be delivered by Escrow Agent to COP LP.

                  (d) If the Statement, as reasonably approved by COP LP (the "Approved Statement"), indicates that there are Uncredited Net Overpayments, then COP LP shall be entitled to the Escrow Funds to the extent of such Uncredited Net Overpayments, and CILP shall be entitled to the remainder of the Escrow Funds. If the Approved Statement indicates that there are Uncredited Net Overpayments which exceed the amount of the Escrow Funds, then COP LP shall be entitled to all of the Escrow Funds. If the Approved Statement indicates that there are no Uncredited Net Overpayments, then CILP shall be entitled to all of the Escrow Funds.

                  (e) Notwithstanding the provisions of paragraph (d) above, (i) Escrow Agent shall not make any disbursement of any of the Escrow Funds until five (5) business days after the Statement is provided to COP LP; and (ii) if Escrow Agent receives written objection to the Statement within such five (5) business day period, then subject to paragraph (g) below, Escrow Agent shall not make any disbursement of the Escrow Funds unless and until Escrow Agent receives joint written instructions from CILP and COP LP.

                  (f) In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for willful default or negligence, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written notices provided for herein, not only as to its provisions, but also as to the truth and accuracy of any information contained therein which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper

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person or persons, and to conform with the provisions of this Agreement. The parties hereby agree, jointly and severally, to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent hereunder or the performance of his duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof or the Escrow Funds.

                  (g) In the event of a dispute between the parties hereto, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the money that is in dispute, together with such legal pleadings as Escrow Agent deems appropriate. Any such legal action may be brought in such court as Escrow Agent shall determine to have jurisdiction thereof.

         5. ADDITIONAL REPRESENTATION OF CILP. The following shall be added to the Purchase and Sale Agreement as a new Section 3.4(p):

            To the best knowledge of CILP, as of the Closing Date, the Partnership does not owe any sums to any contractors, vendors or tenants of the Property as a result of any tenant improvement work performed at the Property.

         6. EVIDENCE OF PERMITS. For a period of sixty (60) days following the date hereof, CILP shall use, or shall cause its agents to use, at CILP's sole cost and expense, reasonably diligent efforts to obtain evidence, reasonably satisfactory to COP LP, that the Property has obtained all certificates of occupancy, building permits and/or use and occupancy permits required under applicable county law. The parties hereto specifically agree that, without limitation, a letter from the Department of Planning and Code Enforcement, substantially similar to the form of letter attached hereto as EXHIBIT B, shall constitute such reasonably satisfactory evidence. The parties hereto further agree that, for purposes of this paragraph 6, "reasonably diligent efforts" shall not include any efforts to correct or cure any violation of any applicable law, regulation, ordinance, order or permit, and CILP shall have no obligation to undertake any such cure. COP LP and COPT Commons agree to cooperate with CILP in obtaining reasonably satisfactory evidence, to the extent reasonably necessary, including without limitation, causing the owner to join in any request to the county for a letter similar to that attached hereto as Exhibit B, if such joinder is required. Provided CILP uses reasonably diligent efforts to obtain the aforesaid evidence during such sixty (60) day period, after the expiration of such sixty (60) day period, CILP shall have no further obligations hereunder.

         7. SAIC. Buyer has been provided with a Tenant Estoppel Certificate from Science Applications International Corporation ("SAIC") dated April 27, 1999. In said estoppel certificate, SAIC claims to have paid monthly base rent through May 31, 1999. CILP has not yet received the rent payment from SAIC for the month of May, 1999. CILP agrees to forward said payment to Buyer promptly after it receives the same.


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         8. Except as expressly amended hereby, the parties hereby ratify and affirm the terms of the Purchase and Sale Agreement.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above-written.

                                COPLEY INVESTORS LIMITED PARTNERSHIP

                                BY:      Copley Management Partnership

                                BY:      AEW Advisors, Inc.


                                BY:  /s/ Pamela J. Herbst
                                    --------------------------------------
                                         Name:Pamela J. Herbst
                                         Title: President

                                CORPORATE OFFICE PROPERTIES, L.P.
                                a Delaware limited partnership
                                BY: Corporate Office Properties Trust,
                                    General Partner

Theresa L. Moore Zseleczky      BY:  /s/ John Harris Gurley
--------------------------          --------------------------------------
                                     John Harris Gurley, Vice President

                                COPT COMMONS LLC


Theresa L. Moore Zseleczky      BY:  /s/ John Harris Gurley
--------------------------          --------------------------------------
                                      Name: John Harris Gurley
                                      Title: Vice President

                                ANCHOR TITLE COMPANY
                                a Maryland corporation

Theresa L. Moore Zseleczky      BY: /s/ MC Powel
--------------------------         --------------------------------------
                                Printed Name: M. Charlotte Powel
                                             ----------------------------
                                Title: President
                                      -----------------------------------
                                Date: 4/28/99
                                     ------------------------------------





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